Exhibit 99.1

Vitae Pharmaceuticals Appoints Dr. Karen Bernstein to Board of Directors

Charles W. Newhall, III steps down from board

FORT WASHINGTON, PA, September 30, 2015 — Vitae Pharmaceuticals, Inc. (NASDAQ:VTAE), a clinical-stage biotechnology company, today announced the appointment of Karen Bernstein, Ph.D., to its board of directors, effective immediately. Dr. Bernstein is best known for co-founding and shaping BioCentury Publications Inc. into one of the biotechnology sector’s most highly regarded sources of global industry intelligence. Dr. Bernstein stepped down from her role as Editor-in-Chief in August, but continues to serve as BioCentury’s Chairman.

“Karen’s vast professional network, industry insight, and strategic perspective will be of great value to the Vitae team as we continue to advance our wholly owned product candidates through the clinic,” said Don Hayden, Chairman of Vitae’s board of directors.

Dr. Bernstein co-founded BioCentury in 1992. During her tenure as Chairman and Editor-in-Chief, she was instrumental in growing the company into a key source of independent intelligence and analysis for a global biopharmaceutical audience.

“Vitae’s first-in-class RORyt inhibitor is a fascinating oral target in the dynamic field of immunology,” said Dr. Bernstein. “The Company’s clinical pipeline of novel drug candidates has the potential to vastly improve the quality of life for patients afflicted with serious autoimmune disorders and inflammatory skin conditions. I look forward to working closely with Vitae’s management team.”

In addition to joining Vitae’s board of directors, Dr. Bernstein is also on the board of Ovid Therapeutics. She currently serves as a trustee of the Keck Graduate Institute of the Applied Life Sciences and is a member of the Keck Graduate Institute School of Pharmacy’s board of advisors. Dr. Bernstein earned a Ph.D. in political science from Stanford University and a B.A. in politics and history from Brandeis University.

Additionally, Vitae announced that Charles W. Newhall, III has stepped down from his role on the Company’s board of directors.

“I would like to thank Chuck for the insights, guidance and support he provided throughout his long-standing tenure on Vitae’s board,” added Mr. Hayden.

Vitae Pharmaceuticals, Inc.	Tel: (215) 461-2000
502 West Office Center Drive	Fax: (215) 461-2006
Fort Washington, PA 19034	www.vitaepharma.com

About Vitae Pharmaceuticals

Vitae Pharmaceuticals is a clinical-stage biotechnology company focused on discovering and developing first-in-class, small molecule drugs for difficult-to-drug disease targets that can potentially address significant unmet medical needs, including programs in autoimmune disorders, atopic dermatitis, Alzheimer’s disease and diabetes. This robust and growing portfolio of novel product candidates is generated internally by Contour®, Vitae’s proprietary structure-based drug discovery platform.

For additional information, please visit the company’s website at www.vitaepharma.com.

About BioCentury

Founded in 1992 by Karen Bernstein and David Flores, BioCentury is one of the benchmark sources of biopharma industry intelligence for a global audience of biotech and pharmaceutical executives, investors, regulators, and public policy influencers, with the goal of delivering the essential clinical, regulatory, and finance news shaping the biotechnology and pharmaceutical industries.

For additional information, please visit the company’s website at www.biocentury.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended including statements regarding the clinical development of VTP-43742. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “impending” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward- looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vitae is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vitae’s forward-looking statements include, among others, the timing and success of preclinical studies and clinical trials conducted by Vitae and its collaborative partners; the ability to obtain and maintain regulatory approval of Vitae’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Vitae’s product candidates; the size and growth of the potential markets for Vitae’s product candidates and the ability to serve those markets; Vitae’s expectations regarding Vitae’s expenses and revenue, the sufficiency of Vitae’s cash resources and needs for additional financing; Vitae’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vitae’s Annual Report on Form 10-K for the year ended December 31, 2014 and Vitae’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 which have been filed with the Securities and Exchange Commission (SEC). In addition to the risks described above and in Vitae’s other filings with the

SEC, other unknown or unpredictable factors also could affect Vitae’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vitae undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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INVESTORS:

Vitae Pharmaceuticals, Inc.

Richard S. Morris, CPA

Chief Financial Officer

(215) 461-2000

rmorris@vitaerx.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

MEDIA:
6 Degrees PR

Tony Plohoros
(908) 591-2839

tplohoros@6degreespr.com